Exhibit 10.1

AIG Inc.
1271 Avenue of the Americas
Floor 41
New York, NY 10020-1304

Kelly Lafnitzegger
Executive Vice President, Chief Human Resources Officer
Kelly.Lafnitzegger@aig.com

September 19, 2025

John Neal
Address on File

Dear John,

We are pleased to confirm the terms of your joining American International Group, Inc. (“AIG” or the “Company”). For the avoidance of doubt, upon its execution by you, this letter terminates, replaces, and supersedes the UK offer letter dated July 14, 2025 and the UK Statement of Terms and Conditions of Employment (together, the “UK Contract of Employment”). Accordingly, the UK Contract of Employment (not including the Compliance Questionnaire executed by you on July 15, 2025) will be null and void upon your execution of this letter.

•Start Date. Your start date will be on or about December 1, 2025 (“Start Date”).

•Position. Effective as of your Start Date, you will serve as President, AIG, a grade 30 position. In this capacity, you will be a member of the AIG Executive Leadership Team and report directly to Peter Zaffino, Chairman and Chief Executive Officer of AIG.

•Location & Employer. You will be based in New York, NY and employed directly by AIG Employee Services, Inc. (your "Employer").

•Total Direct Compensation. Your initial annual target direct compensation will be US$10,000,000 as follows:

•Base Salary. Your initial base cash salary will be at a rate of US$1,250,000 per year, paid pursuant to our regular payroll practices. The regular pay day is every other Friday.

•Short Term Incentive. Your annual short-term incentive (“STI”) target for 2025 will be US$3,750,000 (300% of base). Your actual STI payout for the performance year 2025 will be guaranteed at no less than target. Thereafter, your target will be subject to the performance terms set forth in the AIG’s Short-Term Incentive Plan (“STIP”).

Revised January 2025

The STIP currently provides that, as a member of the AIG Executive Leadership Team, your STI Award will be based on a combination of Company-based performance metrics and individual-based performance metrics that you will establish with Mr. Zaffino, subject to review by the Compensation and Management Resources Committee (“CMRC”) of the Board of Directors. Your individual award can range between 0-200% of your STI target and will be made at the discretion of Mr. Zaffino, subject to the approval of the CMRC. Your STI award is contingent on your being an active employee of the Company on the date the STI Award determinations for the performance year are made and having not given or received notice of termination of employment and will be subject to the terms and conditions of the STIP as in effect from time to time and AIG’s Clawback Policies (as defined below).

Your STI award will be paid when STI awards are regularly paid to similarly situated active employees, less applicable withholdings.

•Long-Term Incentive. A recommendation on your behalf will be made to the CMRC that, under the AIG Long-Term Incentive Plan (the “LTIP”), you be granted a Long-Term Incentive (“LTI”) Award based on a cash target of US$5,000,000 (400% of base) for the performance year 2026. This recommendation and grant are contingent on your being an active employee of the Company on the date of CMRC approval of the grant and having not given or received notice of termination of employment and will be subject to the terms and conditions of the relevant LTIP and the award agreements governing the grant and AIG’s Clawback Policies.

•Equity Transition Award. The Company will provide an award of Restricted Stock Units (“RSUs”) in respect of shares of AIG Common Stock, with an initial grant value of US$4,500,000, that will vest in three equal tranches on the first, second and third anniversaries of the grant effective date.

A recommendation on your behalf will be made to the CMRC for your Equity Transition RSU award with a grant date effective on your Start Date, which will provide you the opportunity to receive shares of AIG Common Stock. Any such recommendation and grant are contingent on your being an active employee of the Company on the effective date of CMRC approval of the grant and having not given or received notice of termination of employment and will be subject to the terms and conditions of the relevant LTIP and the agreement governing the grant and AIG’s Clawback Policies.

•Cash Buy-Out. In consideration of incentives foregone from your current employer, you will also receive a cash payment of $2,700,000 (“Cash Buy-Out Award”), less applicable withholdings, payable as soon as practicable following your Start Date, provided you have not resigned, your employment has not been terminated for Cause prior to the payment date. If, on or prior to the three year anniversary of the Start Date, i) you voluntarily terminate your employment for any reason (including any claim by you of constructive termination), or ii) the Company terminates your employment for Cause, you agree to immediately repay to the Company the net amount of the Cash Buy-out Award pursuant to this paragraph, based on the following schedule:

Revised January 2025

Date of Termination	Amount of the Cash Buy-Out Award to be Repaid
Prior to the one-year anniversary of your Start Date	100%
From the one-year anniversary and prior to the two-year anniversary of your Start Date	67%
From the two-year anniversary and prior to the three-year anniversary of your Start Date	33%

For the purposes of this paragraph only, “Cause” shall be defined as (1) any conduct involving intentional wrongdoing, fraud, dishonesty, gross negligence, or willful misconduct or (2) any act or omission that constitutes a material breach of the terms of your Contract of Employment, the Company’s Code of Conduct, or any other personnel or compliance policy applicable to you.

•Benefits. You will be entitled to benefits consistent with senior executives of AIG and reimbursement of reasonable business expenses, in each case in accordance with applicable AIG policies as in effect from time to time.

•Relocation. As an additional aid to ease your transition into our organization, the cost of your relocation to New York, NY will be provided, in accordance with the Company’s relocation policy and subject to the enclosed Relocation Reimbursement Agreement. To further ease your transition to New York, we will provide you with a 2 bedroom apartment in NYC for a period of 12-18 months. Once you have accepted the offer, we will authorize AIG Global Mobility to initiate services with our relocation vendor, who will contact you to discuss your relocation benefits.

•Tax Preparation Services. The Company will pay for UK and US tax return preparation and filing services with the Company’s designated tax advisor for a period of two tax years from the Start Date, in accordance with the Company’s policy in effect from time to time.

•Paid Time Off. You will be eligible for 30 days of PTO on an annual basis, accruing in accordance with the terms set forth in the Employee Handbook.

•Executive Severance Plan. You are also eligible for benefits under the Company’s Executive Severance Plan, for covered terminations under that plan.

•Notice Period. You agree that if you voluntarily resign, you will give twelve months’ written notice to the Company of your resignation, which may be working notice or non-working notice at the Company’s sole discretion and which notice period is waivable by the Company at the Company’s sole discretion. For the avoidance of doubt, if you execute an LTIP award agreement containing a different notice period than the notice period contained in this offer letter, the notice period in this agreement will govern.

•Clawback Policy. Any bonus, equity or equity-based award or other incentive compensation granted to you will be subject to the AIG Clawback Policy and the AIG

Revised January 2025

Financial Restatement Clawback Policy (and any other AIG clawback policies as may be in effect from time to time) (together, the “Clawback Policies”). You will be responsible for payment of the net amount of the clawback where permitted by regulation.

•Indemnification and Cooperation. During and after your employment, AIG will indemnify you in your capacity as a director, officer, employee, or agent of AIG to the fullest extent permitted by applicable law and AIG's charter and by-laws and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as AIG's other executive officers.

You agree (whether during or after your employment with AIG) to reasonably cooperate with AIG in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to AIG and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, AIG will reimburse your reasonable expenses.

•Tax Matters. Tax will be withheld by your Employer and/or AIG as appropriate under applicable tax requirements for any payments or deliveries under this letter. To the extent any taxable expense reimbursement or in-kind benefits under this letter is subject to Section 409A of the U.S. Internal Revenue Code of 1986, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter will be treated as a separate payment for purposes of Section 409A.

In the event that any payments or benefits otherwise payable to you (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code.  Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards.

•No Guarantee of Employment or Target Direct Compensation. This offer letter is not a guarantee of employment or target direct compensation for a fixed term.

•Entire Agreement. This offer letter constitutes AIG and your Employer's only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of AIG or any of its affiliates.

Revised January 2025

•Miscellaneous Representations. You confirm and represent to AIG, by signing this letter, that: (a) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of AIG or that would adversely impact your ability to perform the expected services on behalf of AIG other than as previously disclosed in writing to AIG; (b) you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will never use or disclose such information to AIG or any of its employees, agents or affiliates; (c) you understand and accept all of the terms and conditions of this offer; and (d) you acknowledge that your Employer is an intended third party beneficiary of this offer letter.

•Non-Solicitation. This offer and your employment with AIG are contingent on your entering into the enclosed Non-Solicitation and Non- Disclosure Agreement.

•Employment Dispute Resolution. You are a participant in the Company’s Employment Dispute Resolution (“EDR”) program, which provides for various ways to address work-related disputes, including mediation and arbitration, through the American Arbitration Association (“AAA”). Information on the company’s EDR Program is available to employees via the Company Intranet and can be made available to you prior to your date of hire upon request.

We look forward to welcoming you to AIG and wish you every success in your new role.

Sincerely,

/s/ Kelly Lafnitzegger

Kelly Lafnitzegger

AMERICAN INTERNATIONAL GROUP, INC.

I agree with and accept the foregoing terms.

/s/ John Neal                          09/24/2025

John Neal    Date

Revised January 2025

    NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT
1.    The individual executing this agreement (the “Employee”) is or will soon be an at-will employee of American International Group, Inc. or one of its subsidiaries (the “Company”). As such, the Employee is free to resign from employment at any time and for any reason. Likewise, the Company may terminate the Employee’s employment at any time for any reason. This Agreement is not a guarantee of any fixed term employment.
2.    This Agreement is a term and condition of the Employee’s at-will employment with the Company. Employment with the Company is conditioned upon the Employee’s execution of this Agreement.
3.    This Agreement is necessary for the protection of the legitimate and protectable business interests of the Company and its affiliates (collectively, “AIG”) in their customers, customer goodwill, accounts, prospects, employee training, and confidential and proprietary information. The Employee’s employment requires exposure to and use of Confidential Information (as defined in Paragraph 5). Accordingly, the Employee agrees that during and after the Employee’s employment with AIG, the Employee will not, directly or indirectly, on the Employee’s own behalf or on behalf of any other person or any entity other than AIG solicit, contact, call upon, communicate or attempt to communicate with any customer or client or prospective customer or client of AIG, where to do so would require the use or disclosure of Confidential Information (for purposes of this Agreement, “customer or client” shall not include insurance brokers). The Employee further agrees that during the Employee’s employment with AIG and for a period of one (1) year after employment terminates for any reason, the Employee will not, directly or indirectly, regardless of who initiates the communication, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to, any employee, consultant, registered representative, or agent of AIG to terminate his or her employment or other relationship with AIG or to leave its employ or other relationship with AIG for any engagement in any capacity or for any other person or entity.
4.    During the term of employment, the Employee will have access to and become acquainted with Confidential Information. The Employee agrees that during the Employee’s employment and any time thereafter, all Confidential Information will be treated by the Employee in the strictest confidence and will not be disclosed or used by the Employee in any manner other than in connection with the discharge of the Employee’s job responsibilities without the prior written consent of AIG or unless required by law. The Employee further agrees that the Employee will not remove or destroy any Confidential Information either during the Employee’s employment or at any
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Revised December 2024

time thereafter and will return to AIG any Confidential Information in the Employee’s possession at the end of the Employee’s employment (or earlier if so requested by the Company). The Employee also agrees that during and after the Employee’s employment with AIG, the Employee will not make any disparaging comments about AIG or any of its officers, directors or employees to any person or entity not affiliated with AIG. Nothing herein shall prevent the Employee from making or publishing any statement (a) when required by law, subpoena or court order or at the request of an administrative agency or legislature, (b) in the course of any legal, arbitral, administrative, legislative or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization, (d) in connection with any investigation by AIG, or (e) where a prohibition or limitation on such communication is unlawful.
For example, nothing in this Agreement or any AIG policy shall prohibit, prevent, limit or restrict the Employee from (i) exercising Employee’s Section 7 rights under the National Labor Relations Act, including but not limited to, the right to participate in activities or communications related to wages or compensation or other terms, conditions or privileges of employment, or (ii) communicating with or responding to any inquiry by the Securities and Exchange Commission, law enforcement, the Equal Employment Opportunity Commission or any state or local commission on human rights (e.g., for New York employees, the New York State Division of Human Rights or the New York City Commission on Civil Rights), any other local, state, or federal governmental or regulatory authority, any self-regulatory organization, or any attorney retained by the Employee, provided that AIG does not waive any attorney-client privilege over any information provided by the Employee that is appropriately covered by such privilege. Moreover, the Employee shall not be held liable under federal or state trade secrets law or this Agreement or any other agreement for the disclosure of a trade secret or other confidential information in confidence to a government official or attorney solely for the purpose of investigating or reporting a suspected violation of law or in a court filing under seal.
5.    “Confidential Information” refers to an item of information or a compilation of information in any form (tangible or intangible), related to AIG’s business that AIG has not made public or authorized public disclosure of, which became known to Employee as a result of Employee’s employment with AIG, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a) business plans and analysis, customer and prospective customer lists, sales strategies and techniques, personnel, staffing and compensation information, marketing plans and strategies, research and development data, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented
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Revised December 2024

inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, customers and prospective customers) that such third parties provide to AIG in confidence. The presence of non-confidential items of information within an otherwise confidential compilation of information will not remove the compilation itself (the information in its compiled form) from the protection of this Agreement. The Employee acknowledges that items of Confidential Information are AIG’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of AIG.
6.    The covenants contained in Paragraphs 3 and 4 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. The Employee acknowledges that these restrictions are reasonably necessary for the protection of AIG. The Employee also acknowledges that irreparable harm and damages would result to AIG if the provisions of Paragraph 3 or 4 were not complied with and agrees that AIG shall be entitled to legal, equitable or other remedies, including, without limitation, injunctive relief and specific performance to protect against the inevitable disclosure of AIG’s Confidential Information, any failure to comply with the provisions of Paragraph 3 or 4 of this Agreement, or any threatened breach of any term of this Agreement. The Employee further agrees that the Employee shall be liable for the attorneys’ fees and costs incurred by AIG as a result of the Employee’s breach of Paragraph 3 or 4 of this Agreement.
7.    Invention Assignment: (a) the Employee hereby assigns all right, title and interest in any intellectual property, including but not limited to discoveries, ideas, inventions, works, reports, rules, processes, lists, data and other materials along with all improvements thereto (whether or not patentable or registerable under copyright or similar statutes) conceived, produced or developed by the Employee, either alone or in conjunction with others, pursuant to, or in furtherance of the Employee's employment with the Company (collectively “Intellectual Property”).  Moreover, if requested, the Employee agrees to execute any documents required to perfect AIG’s interest in the above referenced intellectual property, and to otherwise fully cooperate with such process during and after the Employee's employment with the Company.

(b)  This assignment shall include all such Intellectual Property that: (1) relates in any way to AIG’s business, or to actual or anticipated research and development of AIG; or (2) results in any way from the performance by the Employee of duties and responsibilities as an employee of the Company.  The Employee further agrees that all original works of authorship which were made by the Employee (either alone or with others) within the scope of and during the period of the Employee's employment with
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Revised December 2024

the Company and which are protectable by copyright laws, are “works made for hire” as that term is defined in the United States Copyright Act.

(c)   Notwithstanding the above, this Section does not apply to inventions that qualify under state law as inventions that cannot be required to be assigned.

(d) The Employee represents that, the Employee does not possess, and is not aware of, any Intellectual Property (as defined above) conceived, produced or developed by the Employee, either alone or in conjunction with others, pursuant to, or in furtherance of the Employee's employment with a prior employer that (i) is owned by the Employee or in which the Employee has an interest and was made or acquired by the Employee prior to the commencement of Employee’s employment with the Company, (ii) may relate in any way to the Company’s actual or proposed businesses, products, services, or research and development, and (iii) is not to be assigned to the Company under this Agreement.
8.    This Agreement may be modified only by a written agreement signed by the Employee and the Company. If any term of this Agreement is rendered invalid or unenforceable, the remaining provisions shall remain in full force and shall in no way be affected, impaired or invalidated. Should a court determine that any provision of this Agreement is unreasonable, whether in period of time, geographical area, or otherwise, the Employee agrees that such provision of the Agreement should be interpreted and enforced to the maximum extent that such court deems reasonable.
9.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK.  ANY DISPUTE CONCERNING THIS AGREEMENT SHALL PROCEED IN ACCORDANCE WITH THE TERMS OF AIG’S EMPLOYMENT DISPUTE RESOLUTION PROGRAM.

IN WITNESS WHEREOF, the Employee has agreed to the terms set forth above by signing below.

/s/ John Neal_____________________________09/24/2025____________
Employee Date

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Revised December 2024

RELOCATION REIMBURSEMENT AGREEMENT

I understand and agree that if, within twelve (12) months from the later of my new job start date or the date my household goods are delivered to the new location, I resign, voluntarily cancel, or fail to complete my relocation, or my employment is terminated for Cause, I will repay the Company all of the “Relocation Costs” (defined below).  Full repayment of the Relocation Costs is due within thirty (30) days of demand by the Company. Relocation Costs are defined as: (1) the full gross amount of any relocation allowance paid to me by the Company and (2) the full gross amount of all costs of any kind related to my relocation, whether paid on my behalf by the Company or paid by me and reimbursed by the Company, including payments made by the Company on my behalf to a taxing authority. “Cause” shall be defined as (1) any conduct involving intentional wrongdoing, fraud, dishonesty, gross negligence, or willful misconduct or (2) any act or omission that constitutes a material breach of the terms of my Offer Letter, the Company’s Code of Conduct, or any other personnel or compliance policy applicable to me.

I hereby authorize the Company, to the extent permitted by law, to recover all of such Relocation Costs by (1) deduction from my salary or monies that may be due me upon termination of my employment and/or (2) any other available remedies at law in accordance with the Company’s EDR Program. I also understand and agree that I shall be liable to the Company for all attorneys’ fees and costs incurred by the Company in the collection of the Relocation Costs.

Under any circumstances, if I resign or my employment is terminated for Cause within twelve (12) months from my hire date or transfer date as applicable, I hereby waive any rights I may have to compel the Company to make any tax payments on my behalf in connection with the Relocation Costs and I agree that the Company shall be released from any such obligation.

/s/ John Neal 09/24/2025
Employee Signature            Date
John Neal
Revised August 2019